EXHIBIT 99.1

HSNi's Chief Operations Officer Named Chief Executive Officer of Company's Cornerstone Segment

Mark Ethier Will Now Focus Exclusively On Maximizing Performance At Cornerstone

ST. PETERSBURG, Fla., Oct. 5, 2009 (GLOBE NEWSWIRE) -- Interactive multichannel retailer HSN, Inc. (Nasdaq:HSNI) announced today that HSNi has named Mark Ethier, as Chief Executive Officer of HSNi's Cornerstone business segment. Cornerstone is comprised of leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead, and TravelSmith. Previously, Mr. Ethier was Executive Vice President and Chief Operations Officer of HSNi and a director of Cornerstone. He will now focus exclusively on driving and maximizing performance of Cornerstone. Mr. Ethier will continue to report to HSNi's Chief Executive Officer, Mindy Grossman.

"Through strict financial and operational rigor, we have begun to see bottom line improvements in the Cornerstone business overall, despite ongoing sales challenges in the luxury home and apparel categories," said Ms. Grossman. "Mark has been instrumental in achieving this progress. We expect that having Mark focus his attention exclusively on Cornerstone will allow us to maximize the performance of these businesses."

Mr. Ethier had been Executive Vice President and Chief Operations Officer for HSNi since 2004, responsible for all aspects of operations across HSN, HSN.com and Cornerstone. These responsibilities included overseeing customer care, fulfillment, logistics, quality assurance, information technology and administration. He was Executive Vice President of Operations at HSN between 2001 and 2004. During his tenure, Mr. Ethier led the company's upgrade of its fulfillment capabilities and improved shipping times, customer service and product quality.

"I am proud of what has been achieved by the operational teams at both HSN and Cornerstone with the transformation of HSN's multichannel business and the strategic realignment that has been made at Cornerstone in response to the overall retail environment," stated Mr. Ethier. "I look forward to devoting all of my energy to building momentum, maximizing the potential of these prominent brands, and positioning them for future success."

Prior to HSN, Mr. Ethier was with the Walt Disney Company as Senior Vice President of Global Operations at The Disney Stores, where he defined and implemented strategies to improve revenue, profitability, and productivity throughout the company's store base in the United States, Europe and Japan. Mr. Ethier holds a B.S. in Computer Science from the University of Georgia.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, in catalogs, and in brick and mortar stores. HSNi ships 50 million products and handles 50 million inbound customer calls annually. HSN, which created the television retail industry 31 years ago, now reaches 90 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com ranks in the top 30 of the top 500 internet retailers, is one of the top 10 trafficked e-commerce sites, and has more than a quarter million unique users every day. In addition to its existing media platforms, HSN is the industry leader in technological innovation including services such as Shop by Remote, the only service of its kind in the U.S., and Video on Demand. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Design, Frontgate, Garnet Hill, Grandin Road, Improvements, Smith+Noble, The Territory Ahead, and TravelSmith. Cornerstone distributes 400 million catalogs annually, operates seven separate e-commerce sites, and runs 25 retail stores.

CONTACT: HSN, Inc.
         Analysts/Investors:
         Felise Glantz Kissell
           727-872-7529
           felise.kissell@hsn.net
         Media
         Brad Bohnert
           727-872-7515
           brad.bohert@hsn.net